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                                                                      EXHIBIT 12
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        GENERAL ELECTRIC CAPITAL CORPORATION AND CONSOLIDATED AFFILIATES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                       AND
            COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS


                      NINE MONTHS ENDED SEPTEMBER 27, 1997

                                   (Unaudited)

                                                                      RATIO OF
                                                                      EARNINGS
                                                                         TO
                                                                      COMBINED
                                                                        FIXED
                                                           RATIO OF    CHARGES
                                                           EARNINGS      AND
                                                              TO      PREFERRED
                                                             FIXED      STOCK
(Dollar amounts in millions)                                CHARGES   DIVIDENDS
                                                           --------    --------
Net earnings ...........................................   $  1,983    $  1,983
Provision for income taxes .............................        775         775
Minority interest in net earnings of consolidated
 affiliates ............................................         27          27
                                                           --------    --------
Earnings before provision for income taxes and
 minority interest .....................................      2,785       2,785
                                                           --------    --------
Fixed charges:
  Interest .............................................      5,401       5,401
  One-third of rentals .................................        170         170
                                                           --------    --------
Total fixed charges ....................................      5,571       5,571
                                                           --------    --------

Less interest capitalized, net of amortization .........         38          38
                                                           --------    --------

Earnings before provision for income taxes and minority
 interest, plus fixed charges ..........................   $  8,318    $  8,318
                                                           ========    ========

Ratio of earnings to fixed charges .....................       1.49
                                                           ========


Preferred stock dividend requirements ..................               $     57
Ratio of earnings before provision for income taxes to
 net earnings ..........................................                   1.39
Preferred stock dividend factor on pre-tax basis .......                     79
Fixed charges ..........................................                  5,571
                                                                       --------
Total fixed charges and preferred stock dividend
 requirements ..........................................               $  5,650
                                                                       ========

Ratio of earnings to combined fixed charges and
 preferred stock dividends .............................                   1.47
                                                                       ========
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For purposes of computing the ratios,  fixed charges  consist of interest on all indebtedness and one-third of rentals, which management believes is a reasonable approximation of the interest factor of such rentals.